UNIQUE MOBILITY, INC.
                       425 Corporate Circle
                      Golden, Colorado 80401


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON AUGUST 19, 1997

The annual meeting of shareholders of Unique Mobility, Inc. will be held on August 19, 1997, at 10:00 a.m., Denver Time at the Westin Hotel Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 for the following purposes:

     1. To elect a Board of six (6) directors to serve for the ensuing year and thereafter until their successors are duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP to act as independent auditors of the Company for the fiscal year ending March 31, 1998.

     3. To consider and vote upon a proposal to increase the number of shares available for grant and the maximum number of shares that may be granted to any one employee under the 1992 Stock Option Plan as further described in the accompanying Proxy Statement.

     4. To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting of Shareholders has been fixed at June 30, 1997. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.


                                        By order of the Board of Directors

July 9, 1997
                                        /s/ Elaine J. England
                                        Elaine J. England, Secretary


YOUR VOTE IS IMPORTANT. All shareholders, whether or not they expect to attend the Annual Meeting, are requested to complete, date, sign and mail the enclosed proxy, which is solicited by the Board of Directors. The enclosed envelope may be used for that purpose. If you attend the meeting, you may vote in person even though you have given a proxy.

                        PROXY STATEMENT


                     UNIQUE MOBILITY, INC.
                      425 Corporate Circle
                    Golden, Colorado  80401


                 ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON AUGUST 19, 1997


This proxy statement is being mailed on or about July 9, 1997, to the shareholders of Unique Mobility, Inc. in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Annual Meeting of Shareholders to be held on August 19, 1997. The last Annual Meeting of Shareholders was held on March 20, 1996.

If the enclosed proxy is properly signed and returned to the Company, the shares represented by the proxy will be voted at the meeting. If a shareholder indicates in his proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the shareholder's choice. If no choice is indicated, the shares will be voted "for" each of the proposals. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

                 PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of the Board of Directors of the Company. The solicitation will be made predominantly by mail. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent, in which case the cost, which is not expected to exceed $1,000, will be borne by the Company.

                  SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on June 30, 1997, will be entitled to vote at the meeting. As of that date there were 13,355,435 shares of the Company's $.01 par value common stock outstanding, each share being entitled to one vote. The Company has no other classes of voting securities. The Company's articles of incorporation provide that one-third of the outstanding shares of the common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholders' meeting. Each proposal contained herein to be voted upon at the meeting, other than the election of directors, shall be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors. Cumulative voting is not allowed in the election of directors or for any other purposes.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will have no effect on the vote. Under the rules of the American Stock Exchange (AMEX), brokers who hold shares in street name have the authority to vote on certain items, including the election of directors, when they have not received instructions from beneficial owners. With respect to other proposals, AMEX rules provide that no broker may vote shares held for beneficial owners without specific instructions from such beneficial owners. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the matters to be voted on at the meeting.

                      ELECTION OF DIRECTORS

Pursuant to the bylaws of the Company, the Board of Directors shall consist of not fewer than three directors. The Board of Directors currently consists of six members. The Board of Directors has set the number of directors at six and has nominated six candidates to stand for election to the Board of Directors. Proxies may not be voted for more than six persons. The Board of Directors is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

At the Annual Meeting, the shareholders will elect six members to the Board of Directors. In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below. The Company expects each of the nominees listed below to be able to serve as a director. If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.

                                   Officer or
               Position with the    Director
Name     Age       Company           Since         Business Experience(1)
Ray A.
Geddes    64    Chairman of the              President from 1991 through 1995,
                Board and Chief              Chairman of the Board of Directors
                Executive Officer;           and Chief Executive Officer since
                Member of Executive          1984.
                Committee and
                Compensation and
                Benefits Committee   1981

Frank
Hodsoll   58    Director and                 Consultant to industry and
                Member of                    government since 1992;  Deputy
                Compensation and             Director for Management, United
                Benefits Committee,          States Office of Management and
                Stock Option                 Budget (Washington, D.C.) from 1991
                Committee and Audit          through 1992;  Executive Associate
                Committee            1993    Director and Chief Financial
                                             Officer, United States Office of
                                             Management and Budget from 1989
                                             through 1991; Chairman, National
                                             Endowment for the Arts from 1981
                                             through 1989.

William G.
Rankin     53    Director, President         President and Chief Operating
                 and Chief                   Officer since January 1996;
                 Operating Officer   1992    Executive Vice President -
                                             Operations from 1992 through 1995;
                                             General Manager - Deere Tech
                                             Services, a division of Deere and
                                             Company (Moline, IL), a
                                             manufacturer of agricultural,
                                             construction and consumer
                                             equipment from 1986 through 1992.

H. J.
Young     67    Director and Member          Senior Counselor, Kearns  and West
                of Executive                 (Washington, D.C.) an international
                Committee, Audit             public relations firm since 1994;
                Committee, Stock             Senior Vice President, Edison
                Option Committee             Electric Institute (Washington,
                and Compensation             D.C.) from 1982 through 1994
                and Benefits
                Committee            1994


J. B.
Richey    60    Director, Member of          President, Invacare Technologies
                the Audit Committee,         and Senior Vice President-Total
                and Stock Option             Quality Management since 1992,
                Committee             1995   Senior Vice President and General
                                             Manager-North American Operations,
                                             Invacare Corporation, from 1989 to
                                             1992 and Senior Vice President-
                                             Product Development, Invacare
                                             Corporation, from 1984 to 1992.
                                             Director, Invacare Corporation,
                                             Steris Corporation and Royal
                                             Appliance Manufacturing Company.

Lee A.
Iacocca   72    Director              1997   Chairman of the Board of Directors
                                             and Chief Executive Officer, EV
                                             Global Motors Company, since March
                                             1997; Consultant to Chrysler
                                             Corporation from 1992 through 1994;
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer,
                                             Chrysler Corporation from 1978
                                             through 1992; member of the Board
                                             of Directors of Chrysler
                                             Corporation from 1992 through 1993

No family relationship exists between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer.

There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director except as follows:

The Company has executed a stock purchase with Invacare Corporation whereby the Company has agreed to nominate and recommend for election to the Company's Board of Directors one person designated by Invacare for so long as Invacare owns at least 100,000 shares of the Company's common stock and is not in default of certain agreements.

In connection with the stock exchange between the Company and EV Global Motors Company ("EVG") described under "Certain Relationships and Related Transactions, the Company has nominated Mr. Iacocca to the Company's Board of Directors and EVG is expected to nominate Mr. Geddes to EVG's Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES

MANAGEMENT

The executive officers of the Company are:

Name                   Age       Position

Ray A. Geddes          64        Chairman of the Board of Directors and
                                 Chief Executive Officer

William G. Rankin      53        Director, President and Chief
                                 Operating Officer

Donald A. French       41        Treasurer, Controller and Chief
                                 Financial Officer


Ray A. Geddes, a director since 1981, joined the Company as Chairman of the Board, Chief Executive Officer and Treasurer in 1984. From 1991 through 1995, Mr. Geddes held the additional office of President. Mr. Geddes is also the Chairman of the Board of Directors of Taiwan UQM Electric Co., Ltd. ("Taiwan UQM"), a Taiwan-based corporation of which Unique owns 39%, and a director of EVG. Prior to joining the Company, Mr. Geddes was an independent consultant to the automotive industry from 1974 through 1984. For twelve years prior to that, Mr. Geddes was employed by Ford Motor Company in various management capacities including Executive Vice President of Ford's Italian Automobile Group where he was responsible for the production and marketing of the Ford Pantera sports car and Program Manager for the production, marketing, and field support activities for several specialty vehicles, including the Shelby Mustang, Ford Cobra and Ford GT sports racing car. Mr. Geddes holds a Masters in Business Administration and Juris Doctor Degree from the University of Michigan. He i Treasurer and a member of the board of directors of the Electric Vehicle Association of the Americas and a member of The Society of Automotive Engineers.

William G. Rankin, President and Chief Operating Officer since January 1996, Executive Vice President-Operations and member of the Board of Directors from 1994 through 1995, joined the Company in 1992. Mr. Rankin is also a Director of Taiwan UQM. Prior to joining the Company, Mr. Rankin held a variety of management positions with Deere and Company, a manufacturer of agricultural, construction, and consumer equipment. From 1986 to 1992, Mr. Rankin served as General Manager of Deere Tech Services, a division of Deere and Company which developed, installed and marketed computer integrated manufacturing technologies; from 1982 through 1986, as Manager of Computer-Aided
Manufacturing Services; and from 1976 through 1982, as Manager of Materials Management Research and Planning.

Donald A. French, Treasurer, Controller and Chief Financial Officer, joined the Company in 1987. Mr. French served as Corporate Secretary from 1987 through 1988. Prior to joining the Company, Mr. French was a practicing Certified Public Accountant from 1985 to 1986. Prior to that Mr. French served as Vice President and General Manager of Gaechter, Inc., an importer and distributor of apparel and eyewear from 1983 to 1984. From 1981 to 1982, Mr. French served as Supervisor of Financial Accounting for Husky Oil Company, a multinational oil and gas company.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission, the American Stock Exchange, the Boston Stock Exchange and the Pacific Stock Exchange. The Company is required to report in this statement any failure to file timely reports during fiscal 1996 and the five months ended March 31, 1997. Based on its review of Form 3 and Form 4 filings, the Company believes all such required reports were timely filed during fiscal 1996 and the five months ended March 31, 1997.

Executive Compensation

The following table sets forth information concerning compensation earned by the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 for the year ended March 31, 1997 and each of the preceding three fiscal years ended October 31:

                       Summary Compensation Table

                                                      Long-term
                                                     Compensation
                                                        Awards
                                                       Number of
                                                      Securities
Name of                                               Underlying
Individual        Fiscal              Annual            Options        Other
and Position       Year             Compensation        Granted     Compensation
                                Salary         Bonus
Ray A. Geddes,    1997(3)      $166,622        $ -0-     78,000       $17,762 (3)
Chairman and      1996         $162,533        $ -0-     98,926       $17,870 (1)
Chief Executive   1995         $152,375        $ -0-       -0-        $16,975 (1)
Officer           1994         $151,556        $ -0-    150,000       $17,107 (1)

William G.
Rankin,           1997(3)      $141,198        $ -0-    127,459       $ 7,610 (3)
Directors, and    1996         $136,873        $ -0-     80,478       $ 6,978 (2)
Chief Operat-     1995         $123,960        $ -0-       -0-        $ 7,128 (2)
ing Officer       1994         $123,300        $ -0-    100,000       $ 6,600 (2)

Donald A. French,
Treasurer         1997(3)      $101,206        $ -0-     94,541       $ 6,117 (3)
Controller, and   1996         $ 97,519        $ -0-     59,355       $ 5,572 (2)
Chief Financial   1995         $ 91,424        $ -0-       -0-        $ 5,714 (2)
Officer           1994         $ 90,933        $ -0-    50,000        $ 5,714 (2)

(1) Represents matching contributions to the Company's 401(k) Savings Plan and Company paid car allowance.

(2) Represents matching contributions to the Company's 401(k) Savings Plan.

(3) Based on the period April 1, 1996, through March 31, 1997.

The foregoing compensation tables do not include certain fringe benefits made available on a non-discriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave.

                 Option Grants During the Five Months
                 Ended March 31, 1997 and Fiscal 1996

                                                                     Potential
                                                                     Realizable
                                                                      Value at
                                  Percentage                             Assumed
                                   of Total                           Annual Rates
                       Number of   Options                              of Stock
                      Securities  Granted to                             Price
Name of               Underlying   Employees  Exercise    Expira-     Appreciation
Individual    Fiscal   Options    in Fiscal   Price Per    tion         for the
and Position   Year   Granted(1)    1997       Share       Date        Option Term
                                                                      5%(2)     10%(3)

Ray A. Geddes
Chairman and
Chief Execu-   1997(4)   78,000     15.6      $ 3.31      1-01-07   $162,491  $411,783
tive Officer   1996      98,926     19.8      $ 4.13     12-07-05   $267,439  $651,641

William G.
Rankin
Director,
President and
Chief Operat-  1997(4)  127,459     25.5      $ 3.31      1-01-07   $265,524  $672,891
ing Officer    1996     80,478      16.1      $ 4.13     12-07-05   $209,431  $531,121

Donald A.
French
Treasurer,
Controller,
and Chief
Financial      1997(4)   94,541     18.9      $ 3.31      1-01-07   $196,949  $499,108
Officer        1996      59,355     11.9      $ 4.13     12-07-05   $154,462  $390,981

(1) Represents options granted pursuant to the 1992 Stock Option Plan. The options granted vest as to one-third of the aggregate number of underlying shares on January 2, 1998, January 2, 1999 and January 2, 2000, respectively. Additionally, the options are subject to forfeiture and have limitations as to marketability.

(2) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1997 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $77 million versus a market capitalization of approximately $47 million at March 31, 1997.

    Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $30 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(3) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1997 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $123 million versus a market capitalization of approximately $47 million at March 31, 1997. Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $76 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(4) Represents the five-month period beginning November 1, 1996 and ending on March 31, 1997.

       Aggregate Option Exercises During the Five Months Ended
                March 31, 1997 and Fiscal Year 1996 and
    Option Values at March 31, 1997 and the End of Fiscal Year 1996

                                                                          Value of
                                                Number of Securities     Unexercised
                                                 Underlying Unexer-      in-the-money
                                                  cised Options at        Options at
                          Number of               Fiscal Year End       Fiscal Year End
  Name of                  Shares
 Individual      Fiscal   Acquired      Value     Exer-     Unexer-    Exer-     Unexer-
and Position      Year   on Exercise   Realized  cisable    cisable    cisable   cisable
Ray A. Geddes,
Chairman and
Chief Executive  1997      7,000      $21,000    306,911    243,951    $155,492   $24,375
Officer          1996       -0-         -0-      330,936    148,926    $304,803   $49,463

William G.
Rankin,
Director,
President and
Chief Operat-    1997       -0-         -0-      323,616    247,778    $192,040   $39,831
ing Officer      1996       -0-         -0-      330,124    113,811    $388,362   $40,239

Donald A.
French
Treasurer,
Controller and
Chief Financial  1997     13,105      $41,590    173,947    134,111   $ 36,808    $29,544
Officer          1996     13,395      $40,185    137,495     76,022   $ 91,471    $29,678

Compensation and Benefits Committee and
Stock Option Committee Report on Executive Compensation

This report combines reports of both the Compensation and Benefits Committee and the Stock Option Committee.

The Compensation and Benefits Committee of the Board of Directors is responsible for establishing Company policy regarding executive compensation. The Compensation and Benefits Committee currently consists of Messrs. Young, Geddes, and Hodsoll.

The Stock Option Committee administers the 1992 Stock Option Plan and determines how many options will be granted to executive officers and other employees of the Company as a group. The Stock Option Committee currently consists of Messrs. Hodsoll, Richey and Young.

The Compensation and Benefits Committee determines all elements of executive compensation except grants of stock options. Mr. Geddes does not participate in deliberations regarding the grant of options to executive officers or other employees of the Company. Mr. Geddes also does not participate in Compensation and Benefit Committee deliberations and recommendations as to his own compensation.

                             Policy

The Company's compensation program for its Chief Executive Officer is based on beliefs and principles designed to align compensation with business strategy, company values, and management initiatives. The program:

     Rewards the Chief Executive Officer for long-term strategic management and the enhancement of shareholder value by cash remuneration and by delivering appropriate ownership in the Company through the grant of options.

     Integrates compensation programs with both the Company's annual and longer-term strategic planning processes.

     Supports a performance-oriented environment that rewards performance with respect to Company goals.

     Attracts and retains key executives critical to the long-term success of the Company.

The Company's Compensation package for employees generally and executive officers in particular consists of both cash remuneration and equity based compensation. The Company maintains a variety of benefit programs which are designed to allow the Company to attract and retain talented individuals in a variety of disciplines. All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

     Unique Mobility Health Benefit Plan
     401(K) Savings Plan of Unique Mobility, Inc.
     Unique Mobility, Inc. Stock Purchase Plan (not available to Mr. Geddes)

  In addition, employees may be eligible for participation in the following benefit plans at the discretion of the Company's Board of Directors:

     Unique Mobility, Inc. 1992 Stock Option Plan
     Unique Mobility, Inc. Employee Stock Bonus Plan

The Board of Directors believes that equity based compensation is critical to the Company's ability to attract and retain qualified employees. The Company's equity based compensation plans are designed to encourage and create ownership in the Company's common stock, not only by executive officers, but by all employees generally. The Board believes that the equity based plans of the Company meet the objective of aligning key employees' long-range interests with those of shareholders by providing key employees with the opportunity to build a meaningful stake in the Company. The principal Company plans used to facilitate this objective are the 1992 Stock Option Plan and the Employee Stock Purchase Plan. Under the 1992 Stock Option Plan, employees are granted the right to acquire shares of the Company's common stock at a fixed price over a term not to exceed ten years. To further the Company's goal of encouraging equity ownership, all options granted under the 1992 Stock Option Plan since October 1994 provide that option holders may not sell stock received through employee benefit programs if the sale of such stock exceeds 10% of the total trading volume of the stock on the date of sale by the option holder on any stock exchange and in the over-the-counter market. The 1992 Stock Option Plan also provides for incremental vesting of stock options and restricts trading by option holders to specified periods throughout the Company's fiscal year.

        Performance Evaluation of Chief Executive Officer

The Compensation and Benefits Committee meets at least once with respect to each fiscal year, without the Chief Executive Officer present, to evaluate his performance. The Committee last met in fiscal 1996 to evaluate the performance of the Chief Executive Officer for fiscal 1996 and has not evaluated the performance of the CEO for the five month transition period ended March 31, 1997. Accordingly, this report covers the CEO's performance evaluation for fiscal 1996.

The Chief Executive Officer's performance is evaluated based principally on the following criteria:

  The achievement of the Company's long-term business goals and objectives during the immediately preceding one year period.

  The achievement of specified individual and overall Company objectives during the immediately preceding one year period.

  The performance of the Company's common stock during the preceding one year period.

In view of the Company's stage of development, the measure of achievement against goals and objectives tends to be subjective and the performance of the Company's common stock in the marketplace tends to be based on factors other than the widely-recognized financial performance measures of product sales, net profits and dividends. Accordingly, the Committee has relied in its review of the Chief Executive Officer's compensation on the following objective measures of performance against goals and objectives, which are listed below in descending order of importance:

  The number and quality of strategic alliances initiated and/or completed as measured against targeted goals. It is the Company's plan to form strategic alliances with one or more major companies in order to develop products and commercialize developed products as a means of accelerating the Company's growth in existing commercial markets and the high investment, high risk market for mass produced vehicle traction drives for the automotive sector. During fiscal 1996, the Company initiated discussions with several prospective strategic alliance partners and entered into a strategic alliance with Northrop Grumman Corporation and Invacare Corporation. The Company also continued to participate actively in its strategic alliance with KYMCO for the development and commercialization of an electric propulsion system for application to motor scooters and the establishment of manufacturing operations for such systems and conventional starters and alternators through a Taiwanese joint venture company, Taiwan UQM. Further, the Company successfully extended its agreement with KYMCO which allowed the Company to defer its previously required investments in Taiwan UQM until the first quarter of fiscal 1997. In addition, the Company continued its relationship with Pininfarina, leading to the successful development and demonstration of the Ethos 3 EV vehicle to automotive manufacturers around the world.

  The capitalization and financial resources available to the Company as measured against targeted objectives. The Company completed two offerings of its common stock under Regulation S during fiscal 1996 which resulted in net proceeds to the Company of $3,909,379. From these proceeds, the Company exercised its option to maintain its 39 percent ownership interest in Taiwan UQM. In addition, the Company generally maintained an adequate capitalization and possessed adequate financial resources to support operations throughout fiscal 1996.

  The number and quality of sponsored development programs and their contribution to the technical objectives of the Company. The Company achieved lower levels of revenue from sponsored development programs during fiscal 1996. However, this reduction was attributable, in great part, to the Company's focus on accepting contracts which, upon completion of the development activity, have product manufacturing opportunities.

  Technology advances and enhancements arising during the measurement period from internally funded research and development activities. The Company successfully extended its high voltage and low voltage product offerings during fiscal 1996 as a result of internally funded, and sponsored research and development activities. The Compensation and Benefits Committee also reviewed other technological advances that are not the subject of patents and that the Company chooses not to make public at this time because they are confidential business information, the disclosure of which would have an adverse effect on the Company.

Based on these factors, the Compensation and Benefits Committee elected to renew the employment contract of the Chief Executive Officer for an additional three-year term, increase the Chief Executive Officer's salary five (5) percent to $172,793 and grant the Chief Executive Officer options to acquire 78,000 shares of the Company's common stock at the prevailing market price on the date of grant under the 1992 Stock Option Plan.

                     Additional Information

The compensation of the executive officers other than the Chief Executive Officer is set by the Compensation and Benefits Committee and Stock Option Committee based on the recommendations of the Chief Executive Officer, who evaluates subjectively and objectively their performance against assigned responsibilities and tasks.

The Company has executed employment agreements with two executive officers and Mr. Geddes. The employment agreements provide for the payment of severance benefits to the executive officers if the executive is terminated "without cause", (as such term is defined in the employment agreements)(see also "Employment Agreements" below). The Compensation and Benefits Committee believes it advisable to provide compensation to executive managers upon termination of employment to encourage the executive to commit his services for the longer duration of the Employment Agreements. The Compensation and Benefits Committee established the salaries in the employment agreements applying the criteria discussed above, and the employment agreements themselves were not a factor in determining salaries.

During fiscal 1996 the Stock Option Committee granted options to acquire 500,000 shares of common stock to employees of the Company, of which options to acquire, 300,000 shares of common stock, or 60 percent, were granted to executive officers as a group. In addition, the Company granted options to acquire 90,000 shares of common stock to consultants. All options granted during fiscal 1996 to employees and consultants are exercisable at an amount equal to the fair market value of the Company's common stock on the date of grant.

The Compensation and Benefits Committee of the Board of Directors:

  Jack Young
  Ray A. Geddes
  Frank Hodsoll

The Stock Option Committee of the Board of Directors:

  Frank Hodsoll
  J. B. Richey
  Jack Young

     1. The report of the Compensation and Benefits Committee and the Stock Option Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation and Benefits Committee currently consists of three directors (Messrs. Geddes, Young and Hodsoll) and the Stock Option Committee currently consists of three outside directors (Messrs. Hodsoll, Young and Richey). The purpose of the Compensation and Benefits Committee is to determine compensation and benefits for executive officers of the Company (except stock options). The Compensation and Benefits Committee held one meeting during fiscal 1997. The purpose of the Stock Option Committee is to administer the Company's Stock Option Plans and make recommendations to the Board of Directors on the grant of stock options. The Stock Option Committee met one time during fiscal 1997.

Mr. Geddes is Chairman of the Board and Chief Executive Officer.

Mr. Young is a consultant to Kearns & West, a public relations firm retained by the Company periodically. In fiscal 1997, the Company paid $14,974 to this firm for consulting services.

Mr. Richey, who serves on the Stock Option Committee, is an officer and director of Invacare, which owns .97 percent of the Company's common stock. In December 1995, the Company completed a stock purchase agreement with Invacare Corporation (Invacare) pursuant to which, in January 1996, Invacare acquired 129,032 shares of the Company's common stock at $3.88 per share. The stock purchase agreement provides that contingent upon the execution of a mutually acceptable supply agreement with respect to the sale of products by Unique to Invacare, Invacare shall make a second purchase of stock at such time as the production engineering of the initial product for Invacare is completed. The second purchase of stock, which shall be effected at the prevailing market price of the Company's common stock, will be in the approximate amount of 50 percent of the mutually agreed investment to be made by the Company for the production tooling, capital equipment and product launching costs related to the manufacture of products for sale to Invacare.

The Company has further agreed to use its best efforts to have a representative of Invacare elected to the Company's board of directors. Mr. J. B. Richey, Senior Vice President-Total Quality Management and Director of Invacare Corporation, was appointed to the Company's Board of Directors on December 8, 1995, pursuant to this provision, and is a management nominee in these proxy materials.

                     Employment Agreements

The Company has entered into Employment Agreements with Messrs. Geddes, Rankin and French pursuant to which each has agreed to serve in his present capacity for a term expiring December 31, 1999. The Employment Agreements provide that Messrs. Geddes, Rankin and French will receive an annual base salary of $172,793, $146,428 and $108,612, respectively. Messrs. Geddes and Rankin also receive the use of an automobile. Messrs. Geddes, Rankin and French may receive bonuses and stock options and were granted 78,000, 127,459 and 94,541 options, respectively, upon execution of the employment agreements.

If employment is terminated by the Company without cause during or after the term of the agreement (after three months' notice) or upon retirement after age 65, the officer shall receive one month's salary for each year of full-time employment, but not less than 12 months salary and not more than 24 months salary. If the officer terminates employment, he shall receive three months salary, unless the Company is in default, which shall be considered termination by the Company without cause. On a termination by the Company following a change of control of the Company, the officer shall have the option of receiving all amounts remaining due in the agreement or twice the payment due on a termination by the Company in the absence of a change of control. If an officer dies during employment, his estate shall receive three months compensation.

The employment agreements further provide that the Company shall maintain at its expense, life insurance coverage on Messrs. Geddes, Rankin and French payable to their designees in an amount equal to three times the annual compensation payable to each executive.

Pursuant to the Employment Agreements, Messrs. Geddes, Rankin and French have agreed to at no time disclose to others any confidential information relating to the business affairs of the Company for any purpose other than the conduct of the Company's business and each has agreed to assign to the Company all right, title and interest in any inventions and patents developed in whole or in part by them, individually or with others, at any time during the term of the Employment Agreements, or six months thereafter, which relate to the business of the Company.

The Employment Agreements further provide that Messrs. Geddes, Rankin and French, for a period of one year after the term of their respective Employment Agreements, will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company nor, for a period of one year after such term, induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will they induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

                BOARD OF DIRECTORS COMPENSATION

In fiscal 1993, the Board of Directors of the Company established the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors which is designed to encourage directors to participate in the ownership of the Company and therefore to more closely align their interests with those of the Company's shareholders. The plan was approved by the Company's shareholders in February 1994. Directors of the Company who are not officers may elect to receive an annual retainer of $12,000 in cash or the grant of options to acquire 16,000 shares of the Company's common stock in accordance with the terms of the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors, plus reimbursement for ordinary and necessary expenses of attending meetings. In addition, directors upon their initial election to the Board of Directions, are awarded 2,000 shares of the Company's common stock at a purchase price of $0.01 per share. Directors who are full-time officers of the Company are not entitled to additional compensation for their service as directors.

There were no option grants to Directors of the Company during the five-month transition period ended March 31, 1997.

The following table sets forth information concerning remuneration to directors of the Company during fiscal 1996:

                       Number of
                       Securities
                       Underlying                                     Share of
                        Options          Price      Expiration      Common Stock
Name of Director       Granted(3)      Per Share       Date            Awarded

Ray A. Geddes(1)           -               -             -                -

Frank Hodsoll            16,000          $4.38        3-19-06             -

H. J. Young              16,000          $4.38        3-19-06             -

J. B. Richey(2)            -               -             -                -

William G. Rankin(1)       -               -             -                -

Michel A. Bell(3)          -               -             -                -

(1)  Serves without compensation in his capacity as an officer of the Company.

(2) Serves without compensation in his capacity as a representative of Invacare Corporation.

(3)  Served without compensation in his capacity as a representative of Alcan
     until      his resignation on September 15, 1996.

All directors who were eligible to receive compensation as a director for the term of service beginning March 20, 1996, elected to receive stock options in lieu of cash payments.

Performance Graph

The following graph represents the yearly percentage change in the cumulative total return on the common stock of Unique Mobility, Inc., the group of companies comprising the S&P Electrical Equipment Index, and those companies comprising the S&P 500 Index for the five year period from 1992 through 1996 and the five-month transition period ended March 31, 1997:

      Graph plotting the following data:

                                Indexed Returns Years Ending

                           Base                                                 Oct96-
Company/Index             Period   Oct92     Oct93    Oct94    Oct95    Oct96   Mar97
Unique Mobility, Inc.       100    254.78    509.56   326.44   234.84   294.59  230.89
Electrical Equipment 50     100    111.65    136.82   143.83   182.88   267.29  289.78
S&P 500 Index               100    109.93    126.29   131.18   165.75   205.57  215.42

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company's $0.01 par value common stock by (i) beneficial owners of 5 percent or more of the Company's common stock, (ii) each director and nominee director, (iii) the Chief Executive Officer and each other executive officer whose annual salary and bonus exceeds $100,000 and (iv) all directors and executive officers as a group, as of July 3, 1997. Unless otherwise noted, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned:

                                           Number of
                                         Common Shares       Percent of
Name of Shareholder                    Beneficially Owned     Class (1 )

Ray A. Geddes(2)                            883,512            6.35%
William G. Rankin                           575,724            4.13%
Donald A. French                            342,199            2.50%
Frank Hodsoll                                50,000             .04%
Jack Young                                   47,333             .04%
J. B. Richey(3)                                -                 - %
EV Global Motors Company(4)               1,701,925           12.24%
Lee A. Iacocca(5)                         1,701,925           12.24%

Directors and Executive
  Officers as a Group (6 persons)         3,600,693           23.34%

(1) Calculated separately for each holder on the basis of the actual number of outstanding shares as of July 3, 1997. Assumes that shares issuable upon exercise of options and warrants held by such person (but not by anyone else) and exercisable within 60 days from the date of this document have been issued as of such date.

(2)  Mr. Geddes' address is 425 Corporate Circle, Golden, Colorado 80401.

(3) Mr. Richey is an affiliate of Invacare Corporation which owns 129,032 shares (.97%). Mr. Richey disclaims beneficial ownership of Invacare Corporation's shares.

(4) EV Global Motors Company's address is 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

(5)  Mr. Iacocca is an affiliate of EV Global Motors Company.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lee Iacocca, a nominee for director, is an affiliate of EVG, a newly formed corporation that has agreed to exchange 400,000 shares of EVG common stock for 200,000 shares of the Company's common stock. After such acquisition, EVG will beneficially own approximately 12.2 percent of the Company's common stock.
Ray A. Geddes, Chairman of the Company, is expected to become a director of EVG. The Company is performing development work for EVG regarding an electric drive system for bicycles. EVG is a party to a memorandum of understanding with the Company and Taiwan UQM to market electric scooters throughout the Western Hemisphere.

Other relationships and related transactions are disclosed in "Compensation Committee Interlocks and Insider Participation" above.

                        SELECTION OF AUDITORS

At the meeting, the shareholders will be called upon to ratify the appointment of independent auditors to serve for fiscal 1998.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP, DENVER, COLORADO who have been the independent auditors of the Company since 1985. A representative of that firm who will be present at the meeting, will have the opportunity to make a statement should he desire to do so and can be expected to respond to appropriate questions. In the event the shareholders do not ratify the appointment of KPMG Peat Marwick LLP as independent auditors, management may reconsider its choice of independent auditors.

To be adopted, the proposal must be approved by the affirmative vote of a greater number of votes cast for the proposal than are cast against the proposal. If a ballot is called for, proxies in the accompanying form appointing the persons whose names are printed therein to act will (unless the proxy form has been marked against or authority to vote is withheld) be voted in favor of the proposal.

         ADOPTION OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

The Board of Directors and the shareholders approved the Unique Mobility, Inc. 1992 Option Plan ("1992 Option Plan") effective February 21, 1992. On April 16, 1993, the Board of Directors and shareholders approved an amendment to the 1992 Option Plan increasing the number of shares available for issuance under the plan pursuant to the grant of incentive or non-qualified stock options from one million shares to two million shares of common stock. On February 18, 1994, the shareholders approved an amendment to the 1992 Option Plan that limits the number of shares subject to options that may be granted to any individual to 500,000 shares. On February 20, 1995, the shareholders approved an amendment to the 1992 Option Plan increasing the number of shares available for issuance under the 1992 Option Plan from two million shares to three million shares of common stock.

The Board of Directors and management of the Company believe that the recruitment and retention of qualified employees is essential to the success of the Company and will be enhanced by providing incentive to the employees to promote the interests of the Company and thereby more closely align their interests with those of the Company's shareholders. In addition, the Company has benefitted from the services rendered by individuals who are not employees of the Company ("consultants") and the Board and management believe that it is important to the success of the Company to provide incentive to the Company's consultants. Presently, 34 employees and consultants are eligible to participate in the plan.

The Board and management believe the Company should continue to provide incentives to employees and consultants to promote the interests of the Company and its shareholders. To this end, the Board has established a target ownership position for the Company's employees as a group at 25 percent of the fully diluted common shares. This is not a specific target, but rather a general goal of the Company's Board of Directors. At the date of this proxy statement, incentive and non-qualified options to acquire 3,373,000 shares of the Company's common stock have been granted to employees of the Company pursuant to the 1992 Option Plan and its predecessor plans. To date, options to acquire 720,432 shares of common stock have been exercised by employees of the Company at an average exercise price of $1.13 per share and resulted in cash proceeds to the Company of $814,713. In addition, options to acquire 2,451,456 shares of common stock remain outstanding at exercise prices ranging from $0.50 to $8.13 per share of common stock and represent 14.25 percent of the Company's fully diluted common stock. At July 3, 1997, 509,599 shares of the Company's common stock were available for the grant of options under the 1992 Option Plan. If all of the shares currently available for grant under the 1992 Option Plan are awarded to employees of the Company, the ownership position of the Company's employees as measured by the aggregate number of options previously granted to employees of the Company, together with the remaining shares available for grant under the 1992 Option Plan, would be 21.92 percent of the fully diluted common shares of the Company.

The employment agreement of Ray Geddes provides that the Company will seek shareholder approval to increase the limit on the number of options that can b granted to any individual from the existing 500,000 share limit and grant
Mr. Geddes an additional option to acquire 50,000 shares at an exercise price equal to the fair market value of the stock on the date of grant. The Company intends to grant such option if the shareholders approve the proposed amendmen to the 1992 Option Plan.

The Board has, therefore, determined by resolutions dated June 30, 1997, to amend the 1992 Option Plan to increase the number of authorized shares from three million to four million and to increase the maximum number of shares tha may be granted to an individual during the term of the 1992 Option Plan from 500,000 to 1,000,000.

The 1992 Option Plan is construed, interpreted and administered by a committee appointed by the Board of Directors. Presently the committee is the Stock Option Committee of the Board of Directors. Committee members are not eligibl for the grant of options to acquire common stock of the Company under the 1992 Option Plan.

Under the 1992 Option Plan, any shares subject to an option that is not exercised are available for grants of future options. However, shares that are withheld to pay taxes are not available for grant of future options. The 1992 Option Plan provides that the number of shares of stock subject to the plan will be adjusted in the event of stock splits, stock dividends, reclassifications, or recapitalizations. If the Company pays a dividend in stock of another corporation or in other property, it will set aside a proportionate part for delivery to holders of outstanding options upon the exercise of such options. If there are other changes involving the stock, the Committee may, in its discretion, make appropriate changes in the shares of stock subject to the 1992 Option Plan and to outstanding options. If the Company issues subscription rights to its shareholders, rights will be reserved for the number of shares subject to outstanding options upon the exercise of such options. The 1992 Option Plan also provides that if the Company is merged, consolidated, or a party to a reorganization or if more than 50 percent of its voting stock is acquired, the Committee may make appropriate adjustments to the outstanding options, provide for their assumption by a successor corporation, or provide that they must be exercised within 30 days after notice and that, at the end of the 30 day period, they will terminate. The 1992 Option Plan provides that in case of a change in control of the Company, all outstanding options will become fully vested. A change in control will occur if, during any period of two consecutive years, the individuals who were members of the Board at the start of such period and new members whose nominations were approved by two-thirds of the directors in office at the start of the period or whose nomination was approved by such two-thirds majority no longer constitute a majority of the Board.

The Committee has the sole and absolute discretion to determine the employees and consultants to whom options will be granted, the number of shares subject to the option grant, the option price, the vesting of the option, the term of the option, and certain other terms of the option. An option granted to an individual who is subject to the "short swing" profit restrictions of Section 16(b) of the Securities Exchange Act of 1934 may not be exercised before the date that is six months after the date the option was granted.

The 1992 Option Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Code and options that are not described in Section 422 of the Code ("Non-Qualified Options"). Incentive Options and Non-Qualified Options will hereafter be referred to collectively as Options.

Options granted to employees may be either Incentive Options or Non-Qualified Options or a combination of the two kinds of options. Consultants may be granted only Non-Qualified Options.

The maximum term of an Option is ten years. The option price is determined by the Committee. However, in the case of an Incentive Option, the Option price must be at least equal to the fair market value of the stock on the date the Incentive Option is granted. The fair market value of the stock on July 2, 1997, was $6.38. There are other restrictions on Incentive Options. If the Incentive Option holder owns more than 10 percent of the Company's stock, the Incentive Option price must be at least 110 percent of the fair market value of the stock on the date of grant and the maximum term of the Incentive Option is five years. Moreover, the fair market value (determined at the time the Incentive Option is granted) of the shares of stock with respect to which an Incentive Option first becomes exercisable in a calendar year cannot exceed $100,000.

An Option holder may exercise the Option by written notice to the Company specifying the number of shares as to which the Option is being exercised and payment of the Option price. The Option price may be paid (1) in cash or by certified or cashier's's check, (2) by the surrender of shares of the Company's common stock already owned by the Option holder, (3) with the proceeds of a loan from the Company, or (4) through delivery of shares received on exercise of the Option to a broker.

The Option holder may pay the Option price by surrendering a number of shares of the Company's common stock that he already owns and that have a fair market value equal to the Option price. However, the Option holder may not surrender shares of stock that have not been held for at least six months.

The Company, in its sole discretion, may make a loan to an Option holder to permit him to pay the exercise price. In general, the term of the loan will not be longer than five years; the loan will be secured by a pledge of all or portion of the stock purchased; the loan will bear interest at a rate determined by the Committee; it will be repaid in equal quarterly installments of principal and interest; and if the Option holder terminates employment with the Company, the loan will become immediately due and payable in full.

The Option holder may direct the Company to issue the certificate for the stock pursuant to the exercise of the Option to a broker who will sell a portion of the Stock to pay the exercise price or make a loan to the Option holder to enable the Option holder to pay the Option price.

The 1992 Option Plan also provides that Option holders who are subject to the withholding of state and federal income tax as the result of the exercise of a Non-Qualified Option may satisfy the income tax withholding obligation through the withholding of a portion of the stock to be received upon exercise of the Option.

Although the maximum term of an Option is generally ten years, the 1992 Option Plan provides that an Option will terminate prior to its stated term (the "Option Period") upon termination of employment, retirement or death.

If the employment of an Option holder who is an employee terminates for cause, the Option will be void for all purposes. If an employee Option holder retires from the Company after attaining age 65, he (or if he dies, his successors) may exercise the Option for a period of three months after his retirement to the extent the Option was vested at the time of his retirement and so long as the Option has not expired by its terms. If an employee Option holder terminates employment before age 65, he may exercise the Option for a period of three months after his termination to the extent the Option was vested at the time of his termination and so long as the Option has not expired by its terms. If an employee Option holder dies while employed or in the three-month period described in the preceding sentence, his successors may exercise the Option within fifteen months following his death to the extent that the Option was vested at the time of his death and so long as the Option has not expired by its terms.

If the services of a consultant Option holder terminate during the Option period other than for cause or on account of death, the Option may be exercised during the remainder of the Option Period to the extent that the Option had become exercisable at the date of termination of services. If the services of a consultant Option holder are terminated for cause, the Option will be null and void. If a consultant Option holder dies during the Option Period, the Option holder's successors may exercise the Option for a period of fifteen months after the Option holder's death to the extent the Option was vested at the time of the Option holder's death and so long as the Option has not expired by its terms.

The 1992 Option Plan was amended, effective February 13, 1997, to provide that an option holder may transfer a Non-Qualified option to family members, a trust for the sole benefit of family members, or a partnership of which family members or trusts for their benefit are the only partners. Incentive Options are not transferable except by will or the laws of descent and distribution. As consideration for the grant of an Option, an employee Option holder agrees to remain in the employ of the Company for at least one year after the date of the grant, and a consultant Option holder agrees to abide by all of the terms and conditions of his agreement with the Company.

The Board may amend, modify, suspend or terminate the 1992 Option Plan but no such action will impair any Option previously granted under the 1992 Option Plan or deprive any Option holder of any shares of Stock that he acquired through or as a result of the 1992 Option Plan. Unless the 1992 Option Plan is sooner terminated by the Board, it will expire on February 20, 2002. No amendment or modification of the 1992 Option Plan will become effective without shareholder approval if such approval is required to enable the 1992 Option Plan to meet applicable statutory or regulatory requirements or if the Company, on the advice of counsel, determines that such approval is otherwise necessary or desirable. Option holders may not sell stock received on exercis if the sale of all stock received under Employee Benefit Plans of the Company shall exceed 10 percent of the total trading volume of the stock on the date of sale by the option holder on any stock exchange or on the over-the-counter market.

The Option holder does not realize compensation and the Company is not entitled to a deduction upon the exercise of an incentive option. However, an Option holder may be subject to the alternative minimum tax in the year that an Incentive Option is exercised if the Stock is not disposed of in the same tax year. To the extent that the fair market value of the stock (determined at the date of exercise) acquired through the exercise of an Incentive Option exceeds the exercise price, the Option holder must recognize an item of adjustment tha may be sufficient in amount to subject the Option holder to the alternative minimum tax.

If the Option holder holds stock acquired through the exercise of Incentive Options for the full holding period (as specified by the Code), the Option holder will recognize a capital gain or loss at the time of the sale of the stock based on the difference between his Option price and the sales price of the stock. There is no tax effect to the Company from the sale of such stock.

Upon exercise of a Non-Qualified Option or the premature disposition of stock acquired through the exercise of an Incentive Option, the Company will be entitled, for federal income tax purposes, to a tax deduction and the Option holder will realize compensation, subject to withholding.

In general, the amount of such deduction and income will be equal to the amount by which the fair market value of the shares acquired on the date the Non-Qualified Option is exercised exceeds the Option price of the shares acquired.

The amount of such deduction and compensation in the case of an Incentive Option will be equal to the difference between the fair market value of the shares on the date the Option was exercised (or, if less, the amount received on the sale of the stock) and the Option price.

Any difference between the basis of the stock (the Option price plus any compensation recognized) and amount realized upon a subsequent sale of such shares will be treated as a short-term or long-term capital gain or loss, depending on the length of the period such shares are held prior to sale.

The accounting treatment for Options is different from the Federal income tax treatment for the Company. The grant of an Option does not affect net income so long as the Option price is greater than or equal to the quoted market price of the stock on the date of grant. Options granted at a price less than the quoted market price of the stock on the date of grant are deeded to be compensatory and reduce net income of the Company during the vesting period of such Options.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE 1992 OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE PLAN FROM 3 MILLION TO 4 MILLION SHARES, AND TO INCREASE THE MAXIMUM NUMBER OF SHARES THAT MAY BE GRANTED TO AN INDIVIDUAL DURING THE TERM OF THE PLAN FROM 500,000 TO 1,000,000 SHARES.

                      PROPOSALS BY SHAREHOLDERS

In accordance with rules of the Securities and Exchange Commission, shareholders of the Company may present proposals to the Company for inclusion in the Company's proxy statement prepared in connection with its next regular Annual Meeting of Shareholders.

Proposals to be included in the proxy statement prepared in connection with th next Annual Meeting of Shareholders to be held in March 1998 must be received by the Company no later than October 31, 1997, in order to be considered for inclusion.

                            OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters. If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.

                             ANNUAL REPORT

In lieu of an Annual Report, the Company has provided to each shareholder receiving this Proxy Statement, a copy of the Company's Annual Report on Form 10-K without exhibits, which is incorporated herein by reference. The Company will provide a copy of any exhibits to the Annual Report upon payment of a fee of $.25 per page. Requests for such copies should be made to the Secretary, Unique Mobility, Inc., 425 Corporate Circle, Golden, Colorado 80401, phone
(303) 278-2002.

                         APPROVAL OF DIRECTORS

The Board of Directors of the Company has approved the contents of this proxy statement and its mailing to the shareholders.



                                   /s/ Elaine J. England
                                   Elaine J. England, Secretary

ATTACHMENT ONE


                      UNIQUE MOBILITY, INC.
                      1992 STOCK OPTION PLAN
         amended and restated, effective February 13, 1997

                      UNIQUE MOBILITY, INC.
                      1992 STOCK OPTION PLAN


                            SECTION 1

                           Introduction

     1.1 Establishment. Unique Mobility, Inc., a Colorado corporation (hereinafter referred to, together with its Affiliated Corporations (as defined in subsection 2.1(a)) as the "Company" except where the context otherwise requires), hereby establishes the Unique Mobility, Inc. 1992 Stock Option Plan (the "Plan") for certain employees of the Company and certain consultants to the Company.

     1.2 Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of the those participating in the Plan is more closely aligned with the income of the Company's shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees and consultants.

     1.3 Effective Date. The initial effective date of the Plan was February 21, 1992 (the "Effective Date"). The Plan was amended, as of April 16, 1993, to increase the number of authorized shares to two million; as of January 1, 1993, to provide that the maximum number of shares that may be subject to options granted to any individual during the term of the Plan may not exceed 500,000 shares; as of February 20, 1995, to increase the number of authorized shares to three million; and, as of February 13, 1997, to permit the transfer of certain Options in specified circumstances. This Plan and each Option granted hereunder is conditioned on and shall be of no force or effect until approval of the Plan and any amendment to the Plan by the holders of a majority of the shares of voting stock of the Company cast at a duly held shareholders meeting at which a quorum is present and voting (by proxy or in person) where shareholder approval is required or otherwise necessary or desirable as provided in Section 11 below.


                            SECTION 2

                           Definitions

     2.1 Definitions. The following terms shall have the meanings set forth below:

          (a) "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) which is affiliated with Unique Mobility, Inc. through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) of the Code, and, for purposes of Incentive Stock Options granted pursuant to the Plan, means any parent or subsidiary of the Company as defined in Section 424 of the Code.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Committee" means a committee consisting of members of the Board who are empowered hereunder to take actions in the administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. The Committee shall be so constituted that it satisfies the requirement of "disinterested administration" imposed by Securities and Exchange Commission Rule 16b-3, as it may be amended from time to time.

          (e) "Eligible Employees" means those employees (including, without limitation, officers and directors who are also employees) of the Company, whose judgment, initiative and efforts are important to the Company for the management and growth of its business. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Code.

          (f) "Eligible Independent Contractors" means those consultants and other individuals who provide services to the Company and whose judgment, initiative and effort are important to the Company for the management and growth of its business. For purposes of the Plan, an independent contractor is an individual whose wages are not subject to the withholding of federal income tax under Section 3401 of the Code.

          (g) "Fair Market Value" shall be the average of the bid and asked prices on the over-the-counter market on the 20 trading days preceding the date on which the determination of fair market value is made. If the Stock is not traded on the over-the-counter market, Fair Market Value determined in good faith by the Committee using all relevant data and information reasonably available to the Committee.

          (h) "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

          (i) "Non-Qualified Option" means any Option other than an Incentive Stock Option.

          (j) "Option" means a right to purchase Stock at a stated price for a specified period of time.

          (k)  "Option Holder" means an Eligible Employee or
Eligible Independent Contractor designated by the Committee from time to time during the term of the Plan to receive one or more
Options under the Plan.

          (l) "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 6.2(b).

          (m)  "Share" means a share of Stock.

          (n) "Stock" means the common stock, $0.01 par value, of the Company.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.


                            SECTION 3

                       Plan Administration

     3.1 In General. The Committee shall be responsible for the administration of the Plan. The Committee shall determine the form or forms of the agreements with Option Holders which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Option Holders with respect to Options granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

     3.2 Eligible Employees. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select Option Holders from among Eligible Employees to whom Options will be granted, the number of Shares subject to each Option and any other terms and conditions of each Option as the Committee may deem necessary or desirable and consistent with the terms of the Plan.

     3.3 Eligible Independent Contractors. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select Option Holders from among Eligible Independent Contractors to whom Options will be granted, the number of shares subject to each Option and any other terms and conditions of each Option as the Committee may deem necessary or desirable and consistent with the terms of the Plan.


                            SECTION 4

                    Stock Subject to the Plan

     4.1 Number of Shares. A total of three million Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if, in the opinion of counsel for the Company, such shareholder approval is required. Shares that may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Unused and Forfeited Stock. Any Shares that are subject to an Option under this Plan that are not used because the terms and conditions of the Option are not met, including any Shares that are subject to an option that expires or is terminated for any reason shall automatically become available for use under the Plan. Any Shares that are withheld by the Company pursuant to
Section 12.2 and any Shares that are used to pay the Option Price shall not become available for the grant of Options under the Plan.

     4.3 Adjustments for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares of Stock as to which Options may be granted under the Plan and (ii) the Shares then subject to each outstanding option.

     4.4  Dividend Payable in Stock of Another Corporation, Etc.
If the Company shall at any time pay or make any dividend or other distribution to the holders of Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Option Holder then holding an Option for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof. Prior to the time that any such securities or other property are delivered to an Option Holder in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property that have been set aside by the Company in accordance with this Section are not delivered to an Option Holder because an Option is not exercised, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

     4.5 Other Changes in Stock. If there shall be any change, other than as specified in Sections 4.3 and 4.4, in the number or kind of outstanding Shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Options or which have been reserved for issuance pursuant to the Plan but are not then subject to an Option, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option that involves the particular type of stock for which a change was effected.

     4.6 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional Shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Option held by any Option Holder of the particular class of Stock involved, the Stock or other securities which the Option Holder would have been entitled to subscribe for if immediately prior to such grant the Option Holder had exercised his entire Option. If, upon exercise of any such Option, the Option Holder subscribes for the additional Stock or other securities, the Option Holder shall pay to the Company the price that is payable by the Option Holder for such Stock or other securities.

     4.7 General Adjustment Rules. No adjustment or substitution provided for in this Section 4 shall require the Company to issue a fractional Share under any Option agreement and the total substitution or adjustment with respect to each Option agreement shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the Option Price per Share in each such Option agreement shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

     4.8 Determination by the Committee, Etc. Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding.


                            SECTION 5

                          Participation

     5.1 Eligible Employees. The Committee, in its sole and absolute discretion, shall select those Eligible Employees to be Option Holders in the Plan. Eligible Employees shall be selected from the employees of the Company who are performing services in the management, operation and growth of the Company, and contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Employees may be granted from time-to-time one or more Options; provided, however, that the grant of each such Option shall be separately approved by the Committee, and receipt of one such Option shall not result in automatic receipt of any other Option. Upon determination by the Committee that an Option is to be granted to an Eligible Employee, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto.

         5.2 Eligible Independent Contractors. The Committee, in its sole and absolute discretion, shall select those Eligible
Independent Contractors to be Option Holders in the Plan. Eligible Independent Contractors shall be selected from the consultants and other individuals who are providing services to the Company with respect to the operation and growth of the Company, and contribute, or are expected to contribute, to the achievement of long-term corporate objectives. Eligible Independent Contractors may be granted from time-to-time one or more Options; provided, however, that the grant of each such Option shall be separately approved by the Committee, and receipt of one such Option shall not result in automatic receipt of any other Option. Upon determination by the Committee that an Option is to be granted to an Eligible
Independent Contractor, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto.


                            SECTION 6

                          Stock Options

         6.1 Grant of Options to Eligible Employees and Eligible Independent Contractors. Coincident with or following designation for participation in the Plan, an Eligible Employee and an Eligible Independent Contractor may be granted one or more Options. The
Committee in its sole discretion shall designate whether an option is to be considered an Incentive Stock Option or a Non-Qualified
Option.  Incentive Stock Options may be granted only to Eligible
Employees. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to the same Eligible Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. The maximum number of Shares that may be subject to Options granted to any Eligible Employee or Eligible Independent Contractor during the term of the Plan shall be 500,000 Shares.

         6.2 Option Agreements. Each Option granted under the Plan shall be evidenced by a written Option agreement, which shall be entered into by the Company and the Option Holder to whom the Option is granted, and which shall contain the following terms and conditions, as well as such other terms and conditions, not inconsistent herewith, as the Committee may consider appropriate in each case.

              (a) Number of Shares. Each Option agreement shall state that it covers a specified number of Shares, as determined by the Committee.

              (b) Price. Each Option granted pursuant to the Plan shall have an Option Price that determined by the Committee and set forth in the Option agreement. An Incentive Stock Option shall have an Option Price that is equal to or greater than the Fair Market Value of the Stock on the date the Option is granted.

              (c) Duration and Exercise of Options. Each Option agreement shall state the period of time, as determined by the Committee within which the option may be exercised by the Option Holder (the "Option Period") . The Option Period must end, in all cases, not more than ten years from the date an Option is granted. Each Option agreement shall also state the periods of time, if any, as determined by the Committee, when incremental portions of each Option may be exercised. Each Option agreement covering an Option granted to an Option Holder who is subject to Section 16(b) of the Securities Exchange Act of 1934 shall provide that such Option may not be exercised until at least 6 months after the date the Option was granted.

              (d) Eligible Employees: Termination of Employment, Death, Retirement, Etc. Each Option agreement shall provide as follows with respect to the exercise of the Option:

                   (i) If the employment of the Option Holder by the Company is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 6.2(d), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures, provided that the effect of this subsection 6.2(d) shall be limited to determining the consequences of a termination and that nothing in this subsection 6.2(d) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee.

                   (ii) If the Option Holder retires from employment by
              the Company or an Affiliated Corporation within the Option Period but after attaining age 65, the Option may be exercised by the Option Holder (or, in the case of his death, by those entitled to do so under his will or by the laws of descent and distribution) within three months following his retirement (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's retirement from employment or death.

                   (iii) If the Option Holder dies within the Option Period, while employed by the Company or an Affiliated Corporation or within the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under his will or by the laws of descent and distribution within fifteen months following his death (if otherwise within the Option Period), but not thereafter. In any such case the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death.

                   (iv) If the employment of the Option Holder by the
              Company is terminated (which for this purpose means that the Option Holder is no longer employed by the Company or by an Affiliated Corporation) within the Option Period for any reason other than for cause, retirement after attaining age 65, or death, the Option may be exercised by the Option Holder within three months following the date of such termination (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of termination of employment.

              (e) Eligible Independent Contractors: Termination of Services, Death. Each Option agreement shall provide as follows with respect to the exercise of the Option:

                   (i) If the services of the Option Holder terminate within the Option Period other than on account of cause or the Option Holder's death, the Option may be exercised during the remainder of the Option Period. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of termination of services.

                   (ii) If the services of the Option Holder terminate
              within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. If the agreement between the Company and an Independent Contractor provides for termination of the agreement for "cause," the term "cause" for purposes of this subsection shall have the same meaning as in such agreement.

                   (iii) If the Option Holder dies during the Option Period, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution for fifteen months after the Option Holder's death (if otherwise in the Option Period) , but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death.

              (f) Transferability. Each Option agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Option Holder's lifetime only by him, or in the event of disability or incapacity, by his guardian or legal representative; provided however, that, during the Option Holder's lifetime, the Option Holder may transfer a Non-Qualified Option to a member of the Option Holder's immediate family, a trust of which members of the Option Holder's immediate family are the only beneficiaries, or a partnership of which members of the Option Holder's immediate family or trusts for the sole benefit of the Option Holder's immediate family are the only partners. Immediate family means the Option Holder's spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. During the Option Holder's lifetime, the Option Holder may not transfer an Incentive Option under any circumstance.

              (g) Consideration for Grant of Option. Each Option agreement held by an Option Holder shall contain the Option Holder's agreement to remain in the employment or service of the Company, at the pleasure of the Company, for a continuous period of at least one year after the date of such Option agreement, at the salary rate or other compensation in effect on the date of such agreement or at such changed rate as may be fixed, from time to time, by the Company. Nothing in this paragraph shall offset or impair the Company's right to terminate the services of any employee. An Option agreement between the Company and an Eligible Independent Contractor shall contain the Option Holder's agreement to comply with all of the terms and conditions or specified terms and conditions of the agreement between the Option Holder and the Company.

              (h) Exercise, Payments, Etc. Each Option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which the option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the Option Price of the Stock shall be paid in full. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder except where payment is made pursuant to subparagraph (E) below in which case the certificate shall be delivered to the broker.

                   The Option Price shall be paid by any of the following methods or any combination of the following methods, as the Committee shall determine in its sole discretion:

                        (A)  in cash;

                        (B) by certified or cashier's check payable to the order of the Company;

                        (C) by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the Option Price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that no Option may be exercised by delivery to the Company of certificates representing Stock, unless such Stock had been held by the Option Holder for more than six months;

                        (D) by delivery to the Company of a promissory note, which shall be in a principal amount equal to the Option Price plus any federal and state income tax required to be withheld; which shall be full recourse and secured by all or a portion of the Stock acquired pursuant to the exercise of the Option; which shall bear interest at a rate determined by the Committee, but not lower than the rate required to avoid the imputation of interest under the Code; which shall provide for level quarterly payments of interest and principal over its term; which shall become payable in full upon the first to occur of the fifth anniversary of the date the Option is exercised, failure to pay any payment of principal and interest within five days after it is due or termination of the Option Holder's employment or service for any reason; and which shall contain such other terms and conditions including the provision of security in addition to the Stock that the Company, in its sole discretion, deems necessary or appropriate;

                        (E) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price.

              (i) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

              (j)  Withholding.

                   (i) Non-Qualified Options. Each Option agreement covering Non-Qualified Options shall provide that, upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option, as provided in Section 12.

                   (ii) Incentive Options.  If an Option Holder makes
              a disposition (as defined in Section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at its principal office in Englewood, Colorado (Attention:
              Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

         6.3  Restrictions on Incentive Stock Options.

              (a) Initial Exercise. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option.

              (b) Ten Percent Shareholders. Incentive Stock Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding Stock of the Company shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option. The Option Period for any such Option shall not exceed five years.

         6.4 Shareholder Privileges. No Option Holder shall have any rights as a shareholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in section 4.


                            SECTION 7

               Reorganization or Change of Control

         7.1 Reorganization. If the Company is merged or consolidated with another corporation or the Company is a party to a reorganization (other than a merger, consolidation or reorganization in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, the Committee shall, as to the Plan and outstanding Options, either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Option Holders holding such Options as a result of such substitution, and the excess of the aggregate Fair Market Value of the Shares subject to Options immediately after such substitution over the Option Price thereof is not more than the excess of the aggregate Fair Market Value of the Shares subject to such Options immediately before such substitution over the Option Price thereof, and provided further that any such substitution made with respect to Incentive Stock
Options shall comply with Section 424(a) of the Code, or (ii) upon written notice to the Option Holders, provide that all unexercised Options must be exercised within thirty (30) days of the date of such notice or they will be terminated. If alternative (i) is implemented, the Committee may, at its sole discretion, provide that Options may be exercisable in full without regard to the applicable exercise periods set forth in the Option agreements and if alternative (ii) is implemented, Options shall be exercisable in full without regard to the applicable exercise periods set forth in the Option agreements.

         7.2 Change of Control. In the event of a change in control of the Company, as defined below, all Options shall become exercisable in full, without regard to applicable exercise periods set forth in the Option agreements. For purposes of the Plan, a "change in control" shall be deemed to have occurred if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

                            SECTION 8

               Rights of Employees and Independent
                   Contractors; Option Holders

         8.1 Employment. Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Option Holder any right with respect to the continuation of his employment by or service with the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such Option Holder or to increase or decrease the compensation of the Option Holder from the rate in existence at the time of the grant of an Option. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Committee at the time.

         8.2 Nontransferability. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option
Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of an Option Holder's death, an Option Holder's rights and interests in Options shall, to the extent provided in Section 6, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Option Holder's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, such rights shall be exercised by such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. Notwithstanding the foregoing an Option Holder may transfer a Non-Qualified Option to the extent provided in section
6.

                            SECTION 9

                       General Restrictions

         9.1 Investment Representations. The Company may require any person to whom an Option is granted, as a condition of exercising such Option, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

         9.2 Compliance with Securities Laws. Each Option shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification.


                            SECTION 10

                     Other Employee Benefits

         The amount of any compensation deemed to be received by an Option Holder as a result of the exercise of an Option shall not constitute "earnings" with respect to which any other employee benefits of such person are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                            SECTION 11

           Plan Amendment, Modification and Termination

         The Board may at any time terminate, and from time-to-time may amend or modify, the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.


                            SECTION 12

                           Withholding

         12.1 Withholding Requirement. The Company's obligations to deliver Shares upon the exercise of an Option shall be subject to the option Holder's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         12.2 Withholding With Stock. At the time the Committee grants an Option, it may, in its sole discretion, grant the Option Holder an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Option
Holder, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Option
Holder. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Option Holders to have Shares withheld for this purpose will be subject to the following restrictions:

              (a)  All elections must be made prior to the Tax Date.

              (b)  All elections shall be irrevocable.

              (c) If the Option Holder is an officer or director of the Company within the meaning of Section 16 of the 1934 Act
("Section 16"), the Option Holder must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

                            SECTION 13

                       Requirements of Law

         13.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

         13.2 Governing Law. The Plan and all Option agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.


                            SECTION 14

                       Duration of the Plan

         The Plan shall terminate at such time as may be determined by the Board of Directors, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at the close of business on February 20, 2002. Options outstanding at the time of the Plan termination may continue to be exercised or earned in accordance with their terms.

Dated: February 6, 1997

                                  UNIQUE MOBILITY, INC.

                                   /s/ Donald A. French

                                  By: Donald A. French
                                      Treasurer

                        TABLE OF CONTENTS

                                                             Page
         SECTION 1 INTRODUCTION. . . . . . . . . . . . . . . . .1
              1.1  Establishment . . . . . . . . . . . . . . . .1
              1.2  Purposes. . . . . . . . . . . . . . . . . . .1
              1.3  Effective Date. . . . . . . . . . . . . . . .1
         SECTION 2 DEFINITIONS . . . . . . . . . . . . . . . . .1
              2.1  Definitions . . . . . . . . . . . . . . . . .1
              2.2  Gender and Number . . . . . . . . . . . . . .3

         SECTION 3 PLAN ADMINISTRATION . . . . . . . . . . . . .3
              3.1  In General. . . . . . . . . . . . . . . . . .3
              3.2  Eligible Employees. . . . . . . . . . . . . .3
              3.3  Eligible Independent Contractors. . . . . . .3

SECTION 4     STOCK SUBJECT TO THE PLAN. . . . . . . . . . . . .4
              4.1  Number of Shares. . . . . . . . . . . . . . .4
              4.2  Unused and Forfeited Stock. . . . . . . . . .4
              4.3  Adjustments for Stock Split, Stock Dividend, Etc.4
              4.4  Dividend Payable in Stock of Another Corporation,
              Etc. . . . . . . . . . . . . . . . . . . . . . . .4
              4.5  Other Changes in Stock. . . . . . . . . . . .5
              4.6  Rights to Subscribe . . . . . . . . . . . . .5
              4.7  General Adjustment Rules. . . . . . . . . . .5
              4.8  Determination by the Committee, Etc.. . . . .5

SECTION 5     PARTICIPATION. . . . . . . . . . . . . . . . . . .5
              5.1  Eligible Employees. . . . . . . . . . . . . .5
              5.2  Eligible Independent Contractors. . . . . . .6

SECTION 6     STOCK OPTIONS. . . . . . . . . . . . . . . . . . .6
              6.1  Grant of Options to Eligible Employees and
              Eligible Independent Contractors . . . . . . . . .6
              6.2  Option Agreements . . . . . . . . . . . . . .6
              6.3  Restrictions on Incentive Stock Options . . 10
              6.4  Shareholder Privileges. . . . . . . . . . . 11

SECTION 7     REORGANIZATION OR CHANGE OF CONTROL. . . . . . . 11
              7.1  Reorganization. . . . . . . . . . . . . . . 11
              7.2  Change of Control . . . . . . . . . . . . . 11

SECTION 8     RIGHTS OF EMPLOYEES AND INDEPENDENT CONTRACTORS;
              OPTION HOLDERS 12
              8.1  Employment. . . . . . . . . . . . . . . . . 12
              8.2  Nontransferability. . . . . . . . . . . . . 12

         SECTION 9 GENERAL RESTRICTIONS. . . . . . . . . . . . 12
              9.1  Investment Representations. . . . . . . . . 12
              9.2  Compliance with Securities Laws . . . . . . 13

         SECTION 10     OTHER EMPLOYEE BENEFITS. . . . . . . . 13

SECTION 11    PLAN AMENDMENT, MODIFICATION AND TERMINATION . . 13

         SECTION 12     WITHHOLDING. . . . . . . . . . . . . . 13
              12.1 Withholding Requirement . . . . . . . . . . 13
              12.2 Withholding With Stock. . . . . . . . . . . 13

         SECTION 13     REQUIREMENTS OF LAW. . . . . . . . . . 14
              13.1 Requirements of Law . . . . . . . . . . . . 14
              13.2 Governing Law . . . . . . . . . . . . . . . 14

         SECTION 14     DURATION OF THE PLAN . . . . . . . . . 14

                AMENDMENT TO UNIQUE MOBILITY, INC.
                      1992 STOCK OPTION PLAN

                             RECITALS

The Board of Directors of Unique Mobility, Inc., a Colorado corporation (the "Company"), established the Unique Mobility, Inc. 1992 Stock Option Plan (the "Option Plan") effective February 21, 1992. In Section 11 of the Option Plan, the Company reserved the right and power to amend the Option Plan from time to time. The Plan is amended as set forth below, to be effective as of August 19, 1997.

                            AMENDMENT

1. The first sentence of section 4.1 shall be amended in its entirety to provide as follows:

     "A total of four million Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary."


2. The last sentence of section 6.1 shall be amended in its entirety to provide as follows:

     "The maximum number of Shares that may be subject to Options granted to any Eligible Employee or Eligible
     Independent Contractor during the term of the Plan shall be 1,000,000 Shares."

IN WITNESS WHEREOF, this Amendment has been executed this 30th day of June, 1997, to be effective as of August 19, 1997.


                              UNIQUE MOBILITY, INC.

                              /s/ Donald A. French

                              By: Donald A. French
                                  Treasurer